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                                                                    EXHIBIT 99.2


ADVANCED VIRAL RESEARCH CORP. RECONSTITUTES BOARD OF DIRECTORS

APPOINTMENT OF NEW BOARD DEMONSTRATES CONFIDENCE IN IMMUNOMODULATOR TECHNOLOGY, PROVIDES EXPERTISE TO GUIDE COMPANY'S GROWTH

YONKERS, N.Y.--(BUSINESS WIRE)--Dec. 4, 2001-- In a move that is anticipated to take the Company to a new level, Advanced Viral Research Corp. (OTCBB:ADVR -
NEWS) today announced the appointment as Directors of James F. Dicke II (President and CEO, Crown Equipment Corporation), Christopher Forbes (Vice Chairman, Forbes), David A. Seligman, Esq. (former Associate General Counsel, Hoffmann-La Roche, Inc.), and Eli Wilner (CEO, Eli Wilner and Company). Messrs. Dicke, Forbes, Seligman and Wilner join Dr. Shalom Z. Hirschman as the Company's reconstituted Board of Directors.

The formation of this new five-member Board brings to the Company extensive experience in corporate leadership, business management, corporate law and entrepreneurship.

"We are honored to have such world class executives serve on our Board of Directors and provide us with the counsel and leadership necessary to effectively plan and manage the growth of our Company," said Shalom Z. Hirschman, MD, President and CEO of the Company. "By joining us, these seasoned executives affirm their confidence in the excellence of our science and in our ability to bring it to fruition. In addition, at this pivotal point in the history of the Company, the new Board members bring their individual expertise in managing and maximizing opportunities for corporate and product growth, challenges that innovative companies often face in their quest to achieve their full potential."

Mr. Dicke is President and Chief Executive Officer of Crown Equipment Corporation, a worldwide manufacturer and distributor of materials handling equipment and technologies. Mr. Forbes is Vice Chairman of Forbes, a leading provider of business information for executives and investors and publisher of Forbes Magazine. Mr. Seligman garnered more than 30 years of pharmaceutical experience with Hoffmann- La Roche, and is currently a consulting counsel in FDA law. Mr. Wilner, a successful entrepreneur, is founder and Chief Executive Officer of Eli Wilner and Company, a New York art gallery and one of the world's largest resources for antique American and European frames.

The Company's Product R is being studied as a non-toxic peptide nucleic acid-type immunomodulator. Termed a "switch type" immunomodulator, Product R is under investigation for its ability to stimulate the proinflammatory responses required to combat viral infections, as well as to dampen aberrant autoimmune-type inflammatory responses. Product R is also being studied for the promise shown in its ability to mitigate the toxic side effects of other drugs, including those used to treat HIV infection and chemotherapeutic drugs employed in the treatment of cancers.

In September, the FDA approved the Company's Investigational New Drug (IND) application for Phase I clinical trials of Product R as a topical treatment for genital warts. Product R is currently in Phase I clinical trials in the United States. Nearly one million new cases of genital warts are diagnosed annually according to the Centers for Disease Control and Prevention, and new effective, non-toxic and well-tolerated therapies are needed.

In October, the Company announced that it had been awarded a U.S. Patent protecting the preparation and composition of Product R.

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Advanced Viral Research Corp., based in Yonkers, New York, is an emerging biopharmaceutical firm dedicated to improving patients' lives by researching, developing and bringing to market new and effective therapies for viral and other diseases.

For further information regarding Advanced Viral Research Corp., visit the Company's website at www.adviral.com.

Note: This news release contains forward-looking statements that involve risks associated with clinical development, regulatory approvals, including application to the FDA, product commercialization and other risks described from time to time in the SEC reports filed by the Company. Product R is not approved by the U.S. Food and Drug Administration or any comparable agencies of any other countries. There is no assurance that the Company will be able to secure the financing necessary to complete the clinical trials of Product R. The Company undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances or otherwise.

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Contact:

     Advanced Viral Research Corp., Yonkers
     Dr. Shalom Z. Hirschman, 914/376-7383


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